(h)(4)

Amendment to Fund Accounting Servicing Agreement

The Fund Accounting Servicing Agreement dated April 30, 1999 between The Catholic Funds, Inc. and Firstar Mutual Fund Services, LLC is amended, as follows, to add the Money Market Fund:


Name of Series 			  		Date Added

Money Market Fund					November 1, 1999


Money Market Fund

$25,000 for the first $40 million
1 basis point for the next $200 million
 .5 basis point for over $240 million


All other provisions of the agreement remain in full force and effect.


Dated this 31st day of August, 1999


The Catholic Funds, Inc.


By /s/ Allan G. Lorge
title      Pres.


Firstar Mutual Fund Services, LLC


By /s/ Robert Kern
title Senior VP